EXHIBIT 3.3
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK
Pursuant to Section 151 of the
Delaware General Corporation Law
     Pursuant to the authority granted to and vested in the Board of Directors (the “Board”) of Milagro Mezz, Inc., a Delaware corporation (the “Corporation”), by the provisions of its Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board has duly adopted the following resolutions effective as of January 13, 2010 (the “Effective Date”) creating the Series A Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board by Article 5 of the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the Capital Stock of the Corporation, such series to be designated Series A Preferred Stock, to consist of a maximum of 3,000,000 shares, par value $.01 per share, of which the preferences and relative and other rights and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Certificate of Incorporation) as follows:
1. Number and Designation. Three million (3,000,000) shares of the Preferred Stock shall be designated as Series A Preferred Stock (the “Series A Preferred”).
2. Rank. The Series A Preferred shall, with respect to dividend rights, redemption rights and rights upon Liquidation, rank (a) senior and prior to all classes or series of common stock of the Corporation, including the Corporation’s common stock, par value $.01 per share (the “Common Stock”), and each other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series A Preferred, (b) junior to each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank senior or prior to the Series A Preferred, if any, and (c) on a parity with each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank on a parity with the Series A Preferred, if any. All equity securities of the Corporation to which the Series A Preferred ranks senior and prior (whether with respect to dividends, redemption, or upon Liquidation or otherwise), including the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Junior Securities.” All equity securities of the Corporation to which the Series A Preferred ranks junior (whether with respect to dividends, redemption or upon Liquidation or otherwise), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Senior Securities.”

3. Dividends.
     (a) The holders of the Series A Preferred shall be entitled to receive, on a cumulative basis, dividends at the Dividend Rate (as defined below). Dividends on the Series A Preferred shall accrue, whether or not declared, on a daily basis from the date of original issuance to the first dividend payment date and shall continue to so accrue thereafter until each subsequent dividend payment date. Accrued dividends shall be paid when, as and if declared by the Board, either in cash or kind as determined by the Board. A payment of dividends in kind shall be made by issuing an amount of additional Series A Preferred determined based on dividing the aggregate amount of the dividend by the Original Issue Price. Notwithstanding the foregoing, to the extent not previously paid, accrued dividends shall be paid in cash upon the earlier of (i) the date any dividend is paid on the Common Stock, or (ii) an event of Liquidation, as part of the Liquidation Distribution described in Section 4 below, or (iii) upon a redemption pursuant to Section 5. Accrual and payment of dividends on Series A Preferred Stock shall be mandatory.
     (b) Dividends on the Series A Preferred shall be prior to and in preference to any declaration or payment of any dividend or distribution (other than dividends or distributions payable in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on any Junior Securities.
4. Liquidation Preference. In the event of any Liquidation, whether voluntary or involuntary, distributions shall be made to the holders of the Series A Preferred in the following manner:
     (a) Preference. After payment of all amounts due to the holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities (except as otherwise set forth herein), each holder of the Series A Preferred shall be entitled to receive, from the assets of the Corporation available for distribution to holders of its securities, an amount equal to the Liquidation Distribution per share of the Series A Preferred it owns. If upon the event of any Liquidation and after payment of all amounts due to the holders of Senior Securities, if any, the assets available for distribution to the holders of the Series A Preferred shall be insufficient to permit payment in full of the Liquidation Distribution with respect to all issued and outstanding shares of Series A Preferred, then the entire amount of assets of the Corporation available to be so distributed shall be distributed ratably among the holders of the Series A Preferred in proportion to the respective amounts that would otherwise be payable in respect of the shares of the Series A Preferred held by them upon such distribution had such preferential amounts been paid in full.
     (b) Remaining Assets. Upon any event of Liquidation, after payment of the full preferential amount with respect to the Series A Preferred pursuant to Section 4(a) hereof, the remaining assets of the Corporation available for distribution, if any, shall be distributed in respect of the Junior Securities according to the relative rights and preferences thereof.

     (c) Valuation of Securities and Property. The Corporation may distribute assets other than cash to holders of the Series A Preferred in connection with a Liquidation, and in such case, the value of the assets to be distributed to the holders of Series A Preferred shall be the Market Price of such assets.
     (d) Notice. At least 30 days prior to the occurrence of any Liquidation, the Corporation shall furnish to each holder of the Series A Preferred notice of such Liquidation in accordance with Section 9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing the facts of such Liquidation and stating in reasonable detail (i) the estimated amount(s) per share of Series A Preferred that such holder would receive pursuant to this Section 4 in connection with such Liquidation and (ii) by comparison, the amount the holder of each share of Common Stock would receive, assuming for purposes of such calculation that no holder of Capital Stock of the Corporation converts same to Common Stock at or prior to the effectiveness of such Liquidation.
5. Redemption.
     (a) Optional Redemption. At any time after the date hereof, the Corporation, on the unanimous vote of its Board, may redeem all outstanding shares of Series A Preferred.
     (b) Mandatory Redemption. On the first Business Day following the sixth anniversary of their original issuance, the Corporation shall redeem all outstanding shares of Series A Preferred.
     (c) Redemption Price. Each holder of shares of Series A Preferred shall be entitled to receive from the Corporation for each share of Series A Preferred to be redeemed cash in an amount equal to the Original Issue Price, plus accrued and unpaid dividends, if any, through the date of the redemption.
     (d) Redemption Notice. Not less than 10 nor more than 30 days prior to the Redemption Date, the Corporation shall give written notice to each holder of record (as of the close of business on the Business Day preceding the day on which notice is given) of the Series A Preferred, (i) specifying the Redemption Date, the number of shares to be redeemed from such holder on such Redemption Date, the calculation of the Redemption Price and the manner in which payment may be obtained, and (ii) requiring such holder to surrender to the Corporation in the manner and at the place designated its certificate or certificates representing such shares of Series A Preferred.
     (e) Available Funds. From and after the Redemption Date, unless there shall have been a default in the timely payment of the Redemption Price or unless the Redemption Price has been miscalculated, all rights (except the right to receive the applicable Redemption Price, upon surrender of a certificate or certificates) of the holders of shares of Series A Preferred redeemed on such Redemption Date shall cease with respect to such shares, and after the Redemption Date such shares shall not be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If, in connection with a mandatory redemption pursuant to Section 5(b), the funds of the Corporation legally available for redemption of Series A Preferred and any other equity securities of the Corporation entitled to redemption pursuant to their terms (that are pari passu with Series A Preferred with respect to redemption) on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred and any other such equity securities of the Corporation to be redeemed on such date (that are pari passu with the Series A Preferred with respect to liquidation), those funds that are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred and any other such pari passu equity securities of the Corporation, ratably among the holders thereof based upon the aggregate (x) Redemption Price or (y) a similar redemption price for such other equity securities of the Corporation (as applicable) of such shares held by each such holder. The shares of Series A Preferred not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided in this Certificate of Designations and the Certificate of Incorporation. At any time after such Redemption Date when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds shall immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem on the Redemption Date but that it has not redeemed, ratably among the holders of such shares of Series A Preferred and any other equity securities of the Corporation (that are pari passu with the Series A Preferred with respect to liquidation), as set forth in the preceding sentence, and such funds shall not be used for any other purpose.
6. Voting Rights.
     (a) Each holder of a share of Series A Preferred shall have the right to 0.01649415 votes for each such share, and with respect to such votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.
     (b) Notwithstanding any other provisions of this Certificate of Designations, the aggregate number of votes otherwise granted to all issued and outstanding shares of the Series A Preferred as a class pursuant to Section 6(a) hereof (the “Aggregate Preferred Votes”) shall not exceed 15 percent of the aggregate number of votes held by all issued and outstanding shares of the equity securities of the Corporation (the “Maximum Preferred Votes”). If such number of Aggregate Preferred Votes exceeds the number of Maximum Preferred Votes, then each holder of a share of Series A Preferred shall have the right to the following number of votes per each such share: a fraction, the numerator of which shall be the Maximum Preferred Votes, and the denominator of which shall be the aggregate number of issued and outstanding shares of the Series A Preferred. Any notice of any stockholders’ meeting to a holder of the Series A Preferred shall include the number of votes that such holder shall have the right to as of the date of such notice.

     (c) Fractional votes shall not be permitted.
7. Protective Covenants. So long as any shares of Series A Preferred are outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then-outstanding Series A Preferred voting as a single class (and not on an as-converted basis), take any action that directly or indirectly:
          (i) amends, waives, alters or repeals in a way that adversely affects the rights, powers, preferences, or other special rights or privileges of the holders of the Series A Preferred, whether by amendment to the Certificate of Incorporation, Bylaws, this Certificate of Designation or other organization documents, or by merger, consolidation, reorganization or otherwise;
          (ii) increases or decreases the authorized number of shares of Preferred Stock or the Series A Preferred;
          (iii) create, issue or authorize the issuance of any Senior Securities; or
          (iv) repurchases, redeems or reissues any Junior Securities, other than repurchases of shares of Common Stock from employees, officers, directors or consultants performing services for the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events including termination of employment or any right of first refusal.
8. Miscellaneous.
     (a) All notices, requests, demands and other communications referred to herein shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when received when sent by telex or facsimile; provided, however, that notices given by facsimile shall not be effective unless either (A) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the receiving party, or (B) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by telex or facsimile shall be deemed received on the next Business Day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-Business Day; (iii) three (3) Business Days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or (iv) the next Business Day after same have been deposited with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. If notice is to be given (i) to the Corporation, such notice shall be addressed to its principal executive office (Attention: President) and to the transfer agent, if any, for the Junior Securities, Series A Preferred or other agent of the Corporation designated as permitted hereby, or (ii) to any holder of the Series A Preferred or Junior Securities, as the case may be, such notice shall be addressed to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred or Junior Securities, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.
     (b) The Corporation shall not pay any stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or Common Stock or other securities issued on account of Series A Preferred pursuant hereto or certificates representing such shares or securities.
     (c) The Corporation may appoint and, from time to time discharge and change, a transfer agent of the Series A Preferred or Junior Securities. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of Series A Preferred and Junior Securities.
9. Definitions. As used herein, the following terms shall have the following meanings assigned to them:
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.
     “Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.
     “Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series A Preferred Stock.
     “Dividend Rate” shall mean 12% of the Original Issue Price per annum compounded annually for each share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).
     “Exchange Act” means the Securities Exchange of 1934, as amended.
     “Liquidation” means (a) the Transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation, (b) the consolidation or merger of the Corporation with or into one or more entities, or (c) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
     “Liquidation Distribution” means, with respect to each share of Series A Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the sum of the Original Issue Price of such share, plus all accrued but unpaid dividends with respect to such share from the Original Issue Date through the date on which the Liquidation Distribution is to be determined pursuant to the provisions hereof.
     “Market Price” shall be based on a determination of the Board, endeavoring in good faith to agree unanimously to the Market Price of such item. If the Board is unable to do so within sixty (60) days after the occurrence of an event giving rise to a need to determine the Market Price, an investment banking firm or other appropriate appraiser chosen by a majority of the holders of the Series A Preferred and an investment banking firm or other appropriate appraiser chosen by the Corporation shall each calculate such Market Price. In the event the difference between such valuations is less than 20% of the higher valuation, then the Market Price shall be deemed to be the average of such two valuations. In the event that the difference between such valuations is greater than 20% of the higher valuation, the two appraisers shall designate a third appraiser which shall select from the two valuations the valuation that such third firm determines to be closer to its own valuation, and the valuation so selected shall be considered the Market Price. In all events, the fees and expenses of any such appraisers shall be paid half by the Corporation and half by the holders of the Series A Preferred.
     “Milagro Holdings” means Milagro Holdings, LLC, a Delaware limited liability company.
     “Original Issue Price” means $76.12 (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations with respect to such Series A Preferred).
     “Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.
     “Preferred Stock” means the authorized preferred stock of the Corporation.
     “Redemption Date” means the date of redemption of the Series A Preferred under either Section 5(a) or 5(b) hereof.
     “Redemption Price” means the price paid under Section 5(c) hereof in connection with a redemption of the Series A Preferred.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, limited partnership or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

     “Transfer” means a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Statement, and caused it to be filed, on behalf of the Corporation as of the Effective Date.

MILAGRO MEZZ, INC.
By:	/s/ Jim Ivey
	Name:	Jim Ivey
	Title:	Chief Financial Officer